Filed Pursuant to Rule 424(b)(3)
Registration No. 333-63976
Registration No. 333-67988
Trust Preferred Income Equity Redeemable Securities (PIERS) Units
CUSIP No. 939322 84 8
Warrants to purchase shares of Washington Mutual, Inc. Common Stock
CUSIP No. 939322 11 1
Trust Preferred Securities issued by Washington Mutual Capital Trust 2001
CUSIP No. 93933U 40 7

PROSPECTUS SUPPLEMENT DATED JANUARY 21, 2003
(TO PROSPECTUS DATED SEPTEMBER 4, 2001)

WASHINGTON MUTUAL, INC.
Trust Preferred Income Equity Redeemable Securities
(PIERS) Units

This document supplements the prospectus dated September 4, 2001, relating to the units.  Each unit consists of:

            •           a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial interest in the assets of the Trust, which assets consist solely of subordinated debentures issued by Washington Mutual, Inc. each of which has a principal amount at maturity of $50, a stated maturity of July 1, 2041 and, at any time, an accreted value as described in the prospectus; and

            •           a warrant to purchase at any time prior to the close of business on May 3, 2041, 1.2081 shares of common stock of Washington Mutual. The exercise price of each warrant on the initial date of issuance was $32.33 and will accrete on a daily basis as described in the prospectus to $50 on the expiration date.

At any time after issuance of the units, the preferred security and warrant components of each unit may be separated by the holder and transferred separately. Thereafter, a separated preferred security and warrant may be combined to form a unit.

The information in this prospectus supplements the information set forth under the heading “Selling Securityholders” in the prospectus dated September 4, 2001.  Each of Municipal Employees, Policemen and Firemen Retirement System of the City of Detroit, Shell Pension Trust, 1976 Distribution Trust F/B/O A.R. Lauder/Zinterhofer and 2000 Revocable Trust F/B/O A.R. Lauder/Zinterhofer were listed in the prospectus dated September 4, 2001, and each has subsequently purchased additional units.  As a result, the number of units eligible for resale pursuant to the Registration Statement by Municipal Employees, Policemen and Firemen Retirement System of the City of Detroit, Shell Pension Trust, 1976 Distribution Trust F/B/O A.R. Lauder/Zinterhofer and 2000 Revocable Trust F/B/O A.R. Lauder/Zinterhofer is adjusted to the number set forth opposite each entity's name (without adjustment for any resales that such entity has made pursuant to the Registration Statement).

Selling Securityholder	Securities Beneficially Owned Prior to the Offering

	Number	Type	Securities that May be Sold Hereunder
Municipal Employees	2,991	Units	2,991
Policemen and Firemen Retirement System of the City of Detroit	18,383	Units	18,383
Shell Pension Trust	9,569	Units	9,569
1976 Distribution Trust F/B/O A.R. Lauder/Zinterhofer	232	Units	232
2000 Revocable Trust F/B/O A.R. Lauder/Zinterhofer	224	Units	224

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“Preferred Income Equity Redeemable Securities” and “PIERS” are service marks owned by Lehman Brothers Inc.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.